Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Outdoor, Inc. (“Company”) and Suzanne M. Grimes (“Employee”).

1.                  TERM OF EMPLOYMENT

Employment under this Agreement commences January 1, 2013 (“Effective Date”), and ends upon termination of Employee’s employment pursuant to Section 8 hereof (the “Employment Period”).

2.                  TITLE AND EXCLUSIVE SERVICES

(a)               Title and Duties.  Employee’s title is President & Chief Operating Officer, United States and Canada.  Employee will perform job duties and have the authority that is usual and customary for this position, including reporting only to the Chief Executive Officer (the “CEO”) of Company or Company’s parent, and all employees in the United States and Canada shall report to her or her designee.

(b)               Exclusive Services.  Employee shall not be employed or render services elsewhere during the Employment Period, provided that Employee may be involved with professional and charitable activities, serve on for profit boards or advisory committees with the consent of the CEO and manage her present passive investments so long as  in the aggregate they do not materially interfere with the performance of her duties or conflict with the Employee Guide or Code of Conduct.

(c)                Office.   Executive shall be based in New York City, New York, subject to reasonable business travel.

3.                  COMPENSATION AND BENEFITS

(a)               Base Salary.  Employee shall be paid an annualized salary of Eight Hundred Fifty Thousand Dollars ($850,000.00) (which may be increased from time to time in accordance with this Section, “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time.  Employee is eligible for annual salary increases commensurate with Company policy.  Base Salary may not be decreased.

(b)               Vacation.   Employee is eligible for vacation days subject to the Employee Guide, but a minimum of four (4) weeks per year.

(c)                Annual Bonus.  Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, and will be paid no later than March 15 of each calendar year following the year in which the Bonus was earned.  The payment of any Bonus shall be within the Short-Term Deferral period under the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations.  Employee’s Annual Bonus shall be determined by reference to a target bonus amount equal to Employee’s Base Salary, may be paid for performance above target performance up to two times such target bonus amount, and shall be paid at a reduced level for threshold performance, and, in all events, shall be established and paid in accordance with the terms of the Clear Channel Outdoor Americas (“CCOA”) bonus plan, or other relevant annual incentive or bonus plan maintained by the Company or its affiliate.

Exhibit 10.42

(d)               Signing Advance.  As consideration for entering into this Agreement, Company shall pay a one-time lump sum Signing Advance of Two Hundred Thousand Dollars ($200,000.00), less ordinary payroll, taxes and other deductions, to be paid on the pay period following the complete execution of this Agreement.  In the event Employee resigns without Good Reason or is terminated for Cause during the first year of employment with Company, then Employee shall be obligated to reimburse the full amount of this Signing Advance to Company.  Employee agrees and understands that said reimbursement may be deducted from her final wages, to the extent allowed by law and not in violation of Internal Revenue Code Section 409A and that Employee is responsible for any additional amount required to be paid from the Employee’s own funds.

(e)               Equity Based Compensation.

(i)                  The Company shall grant to Employee, as of the Effective Date, a Deferred Share Award, pursuant to the terms of the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (the “Plan”), which award shall be subject to the terms and conditions of the Plan, shall be granted as soon as practicable upon approval of such grant by the Compensation Committee of the board of directors of Clear Channel Outdoor Holdings, Inc. and shall further be subject to the following:

(1)               The Deferred Share Award shall represent a right to receive, at the time and in the manner provided for under the Plan, a number of shares of Common Stock (as that term is defined in the Plan) having a value, as of the Effective Date, equal to One Million Five Hundred Thousand Dollars ($1,500,000.00); and

(2)               Employee’s rights to the Deferred Share Award shall be 0% vested until the fourth anniversary of the Effective Date, at which time Employee’s rights to the Deferred Share Award shall be 100% vested, so that in the event Employee resigns without Good Reason or is terminated for Cause prior to such vesting date, Employee shall forfeit any and all rights to such Deferred Share Award; provided, however, that, if the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason prior to Employee becoming 100% vested in the Deferred Share Award, Employee shall be treated as having become vested with respect to 25% of such Deferred Share Award for each full year that has elapsed between the Effective Date and the date of such termination of employment.  By way of example, if the Company terminates Employee’s employment without Cause two years and six months after the Effective Date, Employee shall be treated as having a vested interest in 50% of the Deferred Share Award.

(ii)                The Company shall, during the term of this Agreement, also grant to Employee at the time annual option grants are generally made to other key Company executives, Stock Options, pursuant to the terms of the Plan, which grant shall be subject to the terms and conditions of the Plan, and shall further be subject to the following:

(1)               Each Stock Option grant shall have a per share Exercise Price that is equal to the fair market value of a share of Common Stock determined as of the date of grant, and shall be for a number of shares such that the value of the Stock Option grant, determined at the reasonable discretion of Plan’s administrative committee, shall not be less than Six Hundred Thousand Dollars ($600,000.00), which determination shall be consistent with the valuation method commonly known as Black-Scholes Model; and

Exhibit 10.42

(2)               Employee’s rights with respect to each such Stock Option grant shall become vested and exercisable with respect to not less than 25% of such Stock Option Grant on each of the four anniversaries of the date of grant of each such Stock Option, so that each Stock Option grant shall be fully exercisable on the fourth anniversary of its date of grant; provided, in all instances, except as provided in the grant or by the Compensation Committee, that such vesting shall be contingent on Employee’s remaining continuously employed by the Company through the relevant vesting date or dates.

(f)                 Employee Benefit Plans.  Employee may participate in employee welfare benefit plans and employee pension benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Guide, and subject in all regards to the specific terms and conditions of each of such plans.  Employee acknowledges receipt of the Employee Guide available on the intercompany website and will review and abide by its terms.

(g)               Expenses.   Company will reimburse Employee for business expenses, consistent with practices pursuant to Company policy.  The Company shall promptly pay or reimburse Employee’s reasonable legal fees in connection with this Agreement upon submission of redacted invoices, up to Twenty-Five Thousand Dollars ($25,000.00), subject to applicable taxation.  Any reimbursement that would constitute nonqualified deferred compensation shall be paid within the period specified in Section 18 hereof.

(h)               Taxes.  Compensation pursuant to this section shall in all cases be less applicable payroll taxes and other deductions.

(i)                 Restrictive Covenant Limitation.  No equity grant or benefit plan shall provide for limitations or forfeitures based on any restrictive covenant that broadens those provided in this Agreement.

4.                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)               Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s permits, customers, landlord and property owner lists and files, non-published pricing information, terms of negotiated leases and advertising contracts, compensation and fee information, strategic business plans, budgets, financial statements, product rates and pricing, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”).  Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) she in good faith believes reasonably desirable in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, to the extent legally permitted, shall reasonably cooperate with Company at Company’s expense to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order.  Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company.  When employment ends, Employee will immediately return all Confidential Information to Company.  The parties’ acknowledge that the Employee’s rolodex and other address books may be retained and utilized provided that they only contain contact information and that Employee’s use of same is in compliance with Sections 5 and 6 herein.

(b)               The terms of this Section 4 shall survive the expiration or termination of this Agreement or Employee’s employment for any reason.

Exhibit 10.42

5.                  NON-HIRE OF COMPANY EMPLOYEES

(a)               To further preserve the Confidential Information, during employment and for eighteen (18) months after employment ends (“Non-Hire Period”), Employee will not, directly or indirectly, other than in the good faith performance of her duties to the Company, (i) hire or engage any then current employee of Company, including anyone employed by or providing services to Company within the 6-month period preceding Employee’s last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.  The foregoing shall not be violated by general advertising not targeted at the Company’s employees or by serving as a reference upon request.

(b)               The terms of this Section 5 shall survive the expiration or termination of this Agreement or Employee’s employment for any reason.

6.                  NON-SOLICITATION OF CLIENTS

(a)               To further preserve the Confidential Information, Employee agrees not to solicit Company’s clients for business in competition with that of the Company in any market in which Employee has conducted business for eighteen (18) months after employment ends (the “Non-Solicitation Period”).

(b)               The terms of this Section 6 shall survive the expiration or termination of this Agreement or Employee’s employment for any reason.

7.                  NON-COMPETITION AGREEMENT

(a)               To further preserve the Confidential Information,  Employee agrees that during employment and for eighteen (18) months after employment ends (the “Non-Compete Period”), Employee will not perform services similar to the services provided by Employee for Company under this Agreement for any entity engaging in business activity involving the development, marketing, designing, manufacturing, selling and/or providing of out-of-home advertising in any county in which Employee has performed services or had duties under this Agreement (the “Non‑Compete Area”) provided that the foregoing shall not prevent Employee from being employed by an entity that places such advertising for its own account,  working for an advertising agency creating and planning such advertising, or providing services to a conglomerate in a unit not involved in out-of-home advertising.

(b)               The terms of this Section 7 shall survive the expiration or termination of this Agreement or Employee’s employment for any reason.

8.                  TERMINATION

This Agreement and Employee’s employment hereunder may be terminated by mutual agreement. Additional termination provisions include:

(a)               Death.   The date of Employee’s death shall be the termination date.

(b)               Disability.   Company may terminate this Agreement and/or Employee’s employment if Employee has been unable to perform, because of some physical or mental incapacity or illness, the essential functions

Exhibit 10.42

of Employee’s full-time position for more than 180 days in any 12 month period, subject to applicable law, by providing Employee with written notice during the period of time she is unable to perform such functions.

(c)                Termination by Company.  Company may terminate employment with or without Cause.  “Cause” means:

(i)                  willful misconduct with regard to the Company or Company’s employees, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of Company, a significant violation of Company’s employment and management policies and other than customary and de minimis use of Company property for personal purposes;

(ii)                Continued, willful and deliberate non-performance of duties where such non-performance has continued for more than fifteen (15) business days following written notice of such non-performance;

(iii)               failure or refusal to follow lawful and reasonable directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than fifteen (15) business days following written notice of such refusal or failure;

(iv)              conviction of, or a plea of nolo contendere by, Employee to a felony or other crime that would result in material injury to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; or

(v)                a material breach of this Agreement that is not cured within fifteen (15) days after written notice thereof, except where such breach, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.

(d)               Termination by Employee for Good Reason.  Employee may terminate Employee’s employment at any time for “Good Reason,” which is:  (i) Company’s failure to comply with a material term of this Agreement; (ii) a material diminution in responsibilities or authority; (iii) a change in reporting lines such that Employee is no longer reporting directly to Company’s CEO or the CEO of its parent company or a change in those reporting to Employee; (iv) a material reduction in Base Salary or target bonus; or (v) a relocation of Employee’s offices from the New York City metropolitan area.  If Employee elects to terminate Employee’s employment for “Good Reason,” Employee must provide Company written notice within forty-five (45) days after the occurrence of the event, after which Company shall have thirty (30) days to cure.  If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within fifteen (15) days after the end of the cure period.

(e)               Termination by Employee without Good Reason. Employee may terminate Employee’s employment at any time without Good Reason on ninety (90) days written notice.

9.                  COMPENSATION UPON TERMINATION

(a)               Death.   Company shall, within 30 days, pay to Employee, or to Employee’s estate, Employee’s accrued and unpaid Base Salary through the date of termination, unused vacation, if due in accordance with Company  policy, unreimbursed expenses and, any payments required under applicable employee benefit

Exhibit 10.42

plans, if any, (“Accrued Amounts”) at the time it otherwise would be paid.  Employee also shall also receive a Pro-Rata Bonus, if earned, as defined in Section 9(d)(ii) below.

(b)               Disability.   Company shall pay the Accrued Amounts and the Pro-Rata Bonus, if earned, as defined in Section 9(d)(ii) below.

(c)                Termination by Company for Cause or Employee’s resignation without Good Reason:   Company shall pay Employee the Accrued Amounts.

(d)               Termination with Severance.

(i)                  Termination By Company Without Cause/Termination By Employee for Good Reason – Severance:  If Company terminates employment without Cause and not by reason of death or disability, or if Employee terminates for Good Reason, Company will pay the Accrued Amounts.  In addition, if Employee signs a Severance Agreement and General Release of claims substantially similar to the form attached hereto as Exhibit A, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for eighteen (18) months plus an amount equal to 1.5 times the amount of Employee’s then current annual target bonus, also paid over eighteen (18) months at the same times as payments of the Base Salary component of severance pay (the “Severance Payments” or “Severance Pay Period”).

(ii)                Pro-Rata Bonus: If Company terminates employment without Cause, or if Employee terminates for Good Reason, Employee shall be eligible for a pro-rata portion of the Annual Bonus (“Pro-Rata Bonus”), calculated based upon performance for the calendar year multiplied by days employed during such year compared to 365.  Employee is eligible only if a bonus would have been earned   for the calendar year.   Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

(iii)               Violation of Non-Compete or Re-hire by Company During Severance Pay Period:

(1)               If Employee materially violates the Non-Competition provision in Section 7 hereof and does not cure the same within ten (10) business days of receiving written notice thereof, in Company’s discretion, Severance Payments shall cease.  The foregoing shall not affect Company’s right to enforce the Non‑Compete pursuant to Section 7.

(2)               If Employee is rehired by Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than Employee’s previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

(iv)              No Mitigation or Offset:  Except as provided in Section 9(d)(iii) above, Employee shall have no obligation to mitigate the Severance Payments and no amounts earned from other employment or otherwise shall offset the amounts due hereunder.

(v)                Compliance with Code Section 409A.  Any payments of severance pursuant to this Section 9(d) that would be payable prior to the date the aforementioned Severance Agreement and General Release has been executed and becomes irrevocable (the “Irrevocability Date”) shall be withheld

Exhibit 10.42

and paid as soon as practicable following the Irrevocability Date (but in all events within ninety (90) days of the termination date), and any payments made thereafter shall be made in accordance with the scheduled payment over eighteen (18) months measured from the date of Employee’s termination of employment.  For these purposes, the term “termination of employment” shall be interpreted consistent with the definition of “separation from service” as that is used for purposes of Code Section 409A and related Treasury Regulations.  The date of any payments within a period shall be determined by Company and not the Employee.  In addition, to the extent payments of severance are treated as “nonqualified deferred compensation” that is subject to Code Section 409A, such payments shall, if ninety (90) days after termination overlaps two calendar years, in all events be paid in the later of the two calendar years.  The intent of the foregoing sentence is to ensure that Employee does not have the ability to affect the calendar year in which payment of deferred compensation is to be made so as to comply fully with the requirements of Code Section 409A and applicable regulations promulgated thereunder, including, specifically, Treasury Regulation Section 1.409A-3(b) (which prohibits an otherwise permissible schedule for payments of nonqualified deferred compensation where the employee effectively has the ability to designate the taxable year in which a payment is to be made).

10.              OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company.  Employee agrees to execute any documents, testify in any legal proceedings, and do all things, at Company expense, reasonably necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

11.              PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.  This Agreement may not be assigned by the Company except to an acquirer of all or substantially all of Clear Channel Outdoor, Inc.’s assets who assumes the obligations hereunder in a writing delivered to Employee.

12.              GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York and the parties expressly consent to the personal jurisdiction of the New York state and federal courts for any lawsuit relating to this Agreement.

13.              DEFINITION OF COMPANY

“Company” shall include Clear Channel Outdoor Holdings, Inc., and its  divisions, operating companies and subsidiaries.

Exhibit 10.42

14.              LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment (other than disputes between the parties).  Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness.  Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.              INDEMNIFICATION

Company shall defend and indemnify Employee (including current payment of legal fees).  The Company shall have the right to designate counsel pursuant  to this Section unless a conflict exists between Company and Employee for all actions or inactions taken in good faith in the course and scope of employment, as a director or as a fiduciary of any benefit plan to the maximum extent permitted by law.  The Company shall also cover Employee under director and officer liability insurance to the same extent as other officers and the directors. This section shall survive any termination of employment while liability continues to exist.

16.              DISPUTE RESOLUTION

(a)               Arbitration:   This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce.  This Agreement applies to any dispute arising out of or related to Employee’s employment with Company or termination of employment.  Nothing contained in this Agreement shall be construed to prevent or excuse Employee from using the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures.  Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial.  Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement.  The Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims).  Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.  Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp).  Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.  Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street

Exhibit 10.42

Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

(b)               The Arbitrator shall be selected by mutual agreement of the Company and the Employee.  Unless the Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted.  If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator.  The court shall then appoint an Arbitrator, who shall act under this Agreement with the same force and effect as if the parties had selected the Arbitrator by mutual agreement.  The location of the arbitration proceeding shall be no more than 45 miles from the place where the Employee last worked for the Company, unless each party to the arbitration agrees in writing otherwise.

(c)                A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period.  Any demand for arbitration made to the Company shall be provided to the Company’s Legal Department, 200 East Basse Road, San Antonio, Texas 78209.  The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

(d)               In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator.  However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or  representative  action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”).  Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action.  Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims.  Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(e)               Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees.  If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.

(f)                 Within 30 days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief.  The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator.  The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions

Exhibit 10.42

of law.  Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(g)               Injunctive Relief:  A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(h)               This Section 16 is the full and complete agreement relating to the formal resolution of employment-related disputes.  In the event any portion of this Section 16 is deemed unenforceable and except as set forth in Section 16(d), the remainder of this Agreement will be enforceable.

(i)                 This Section 16 shall survive the expiration or termination of this Agreement for any reason.

Employee Initials:  _________  Company Initials:  ________

17.              REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company.  Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment.  Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

18.              CODE SECTION 409A COMPLIANCE

Payments under this Agreement (the “Payments”) shall be designed, operated, and interpreted in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, the Regulations, applicable case law and administrative guidance.  All Payments shall be deemed to come from an unfunded plan.  Notwithstanding any provision in this Agreement, all Payments subject to Code Section 409A will not be accelerated in time or schedule as permitted under Code Section 409A.  In addition, all Severance Payments that are deferred compensation and subject to Code Section 409A will only be payable upon a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) and shall be deferred to the extent necessary to comply with the six month waiting period required for payments to certain “specified employees” following such specified employee’s separation from service as set forth in Code Section 409A(a)(2)(B)(i), provided that any amounts deferred to comply with such Section shall be paid in a lump sum within fourteen (14) days after the end of the waiting period.  All references in this Agreement to a termination of employment and correlative terms shall be construed to require a “separation from service.”

19.              CODE SECTION 4999

If it is determined that the Employee is entitled to payments and/or benefits provided by this Agreement or any other plan, arrangement or agreement with the Company or any affiliate (“Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), the Company shall

Exhibit 10.42

cause to be determined, before any portion of the Payments are paid to the Employee, which of the following two alternative forms of payment would maximize the  Employee’s after-tax proceeds:  (a) payment in full of the entire amount of the Payments; or (b) payment of only a part of the Payments (reduced to the minimum extent necessary) so that the Employee receives the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”).  If it is determined that Reduced Payments will maximize Employee’s after-tax benefit, then (1) cash compensation subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, payments in respect of whole value equity grants (commencing with the last equity grant to vest) shall be reduced second, payments in respect of stock options and stock appreciation rights (commencing with the last equity grant to vest) shall be reduced third, and lastly, cash payments that are not subject to the six month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced, (3) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative and (3) the  Employee shall have no rights to any additional payments and/or benefits constituting the Payments.  To the extent not negating this paragraph under Code Section 280G and not in violation of Code Section 409A, the Employee may direct an alternative order of reduction. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants agreed to by the Company and the Employee (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section.

Exhibit 10.42

20.              MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties.  This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties.  No modification shall be valid unless in writing and signed by the parties.  This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.  The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision.  A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition.  If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.  Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information.  If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable.  Should Employee  violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of the violated covenant shall be extended for the period of time when Employee began such violation until Employee ceases such violation.  The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE __/s/ Suzanne M. Grimes Suzanne M. Grimes	Date:
COMPANY /s/ C. William Eccleshare William Eccleshare Chief Executive Officer of Clear Channel Outdoor Holdings, Inc.	Date:

Exhibit 10.42

EXHIBIT “A”

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by ________________, Employee ID No. ___________ (hereinafter referred to as “Employee”), and Clear Channel Outdoor, Inc., in full and final settlement of any and all claims Employee may have or hereafter claim to have against Clear Channel Outdoor, Inc., and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1.                  End of Employment.

1.1              Employee’s separation date is _____________, 20__ (“Separation Date”).

1.2              Aside from compensation for work performed during the last pay period prior to the end of employment, Employee has been paid all earned compensation through the Separation Date.  In addition, if earned, Employee will receive a pro rata share of the Annual Bonus in accordance with Section 9(d)(ii) of the Employment Agreement.  Such pro rata share of the Annual Bonus, if applicable, will be paid before March 15th of the following year.

2.                  Consideration for Agreement from Company.

2.1              In return for this Agreement and in full and final settlement, compromise, and release of all of Employee's claims (as described in Section 3 below), Company agrees to pay as severance to Employee the following, in accordance with Section 9(d) of the Employment Agreement:  the sum of __________________Dollars and ___________Cents ($     ), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid in accordance with Company’s ordinary payroll practices over a period of approximately eighteen (18) months following expiration of the seven day revocation period noted in Section 4.11 (subject to delay as provided in the Employment Agreement), and only if Employee does not

Exhibit 10.42

revoke this Agreement, and shall continue until paid in full (the “Severance Pay Period”). Employee hereby acknowledges the sufficiency of this payment from Company.

2.2              Severance payments shall cease in accordance with Section 9(d)(iii)(1) of the Employment Agreement if the reason therein becomes applicable.  The foregoing shall not affect Company’s right to enforce any restrictive covenants previously agreed to by Employee. Additionally, if Employee is rehired by Company during the Severance Pay Period, Section 9(d)(iii)(2) of the Employment Agreement shall apply.

2.3              Each payment under this Agreement is a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii) and Section 9(d)(v) of the Employment Agreement shall apply to the payment hereunder.

2.4              No act or payment of consideration pursuant to this Agreement shall be considered an admission of liability by Company regarding Employee in any way.

3.                  Employee's Release of Claims.

3.1              Employee affirms that Employee has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form.  As a material term of this Agreement, Employee attests that Employee has given Company written notice of any and all concerns Employee may have regarding suspected ethical or compliance issues or violations on the part of Company or any of Company employees. In addition, Employee affirms that as of the Separation Date, subject to Section 1.2, Employee has reported all hours worked, if applicable, and has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases.

3.2              Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of

Exhibit 10.42

this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney's fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

3.3              Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee's employment with Company or any incident thereof, including, without limitation, Employee’s treatment by Company or any other person, the terms and conditions of Employee’s employment, and any and all possible local, state or federal statutory and/or common law claims, including but not limited to:

(a)                All claims which Employee might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.; and/or, The Occupational Safety and Health Act, as amended;

(b)               All contractual claims for any wages or other employment benefits owed as a result of Employee's separation from Company;

(c)                All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,

Exhibit 10.42

(d)               All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee's employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

3.4              Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other local, state or federal administrative or governmental agency pursue claims against the Company on Employee’s behalf.

3.5              This release shall not extend to any claims that relate to: (i) claims for indemnification, payment of legal fees, and directors and officers liability insurance under Section 15 of the Employment Agreement; (ii) any vested or accrued benefits or rights under any employee benefit plan, policy or program maintained by the Company or any incentive plan, award or arrangement of the Company and any other benefit plans, policies or programs granted or modified pursuant to the terms of the Employment Agreement (including, without limitation, any equity compensation awards); (iii) any rights to vested equity; or (iv) any other terms of the Employment Agreement that survive by their terms, organizational documents, plans, agreements, or at law.

3.6              Employee does not waive rights or claims that arise following the execution of this Agreement.

4.                  Other Understandings, Agreements, and Representations.

4.1              Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with Employee.

4.2              Employee agrees to not disclose or use Company’s confidential or proprietary information in accordance with Section 4 of the Employment Agreement.

Exhibit 10.42

4.3              Employee promises and represents that Employee will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company for a period of 2 years after her employment with Company ends.  Company promises and represents that the Senior Executives and Directors of Company and its parent will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Employee for a period of 2 years after her employment with Company ends.  For purposes of this Section, both Employee and Company acknowledge and agree that normal competitive statements, truthful testimony in connection with legal process or governmental inquiry, and rebuttal of statements made by Company shall not be considered in violation hereof.

4.4              Employee agrees to reasonably cooperate in the defense of claims, investigations, or other actions in accordance with Section 14 of the Employment Agreement, or as otherwise provided under the Employment Agreement.

4.5              Prior to execution of this Agreement, Employee shall return to Company all property belonging to Company (including the materials references in Section 10 of the Employment Agreement) that the Employee possesses or has possessed but has provided to a third party, other than as provided in Section 4(a) of the Employment Agreement, in good faith performance of duties, in accordance with Section 4 of the Employment Agreement.

4.6              This Agreement contains the entire understanding between Employee and Company, except as modified by Section 4.7 below, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, except to the extent not released under Section 3.5 of the Employment Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

4.7              Notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate any post-employment obligations previously agreed to by Employee (including, without limitation, confidentiality,

Exhibit 10.42

non-competition, non-solicitation, and arbitration), which Employee agrees shall survive the termination of Employee’s employment.

4.8              Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration as provided for under Section 16 of the Employment Agreement.

4.9              Employee may take up to twenty-one (21) days from date of receipt to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so.

4.10          If Employee has not signed this Agreement within the 21-day period noted above and delivered the signed agreement to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 200 East Basse Road, San Antonio, Texas 78209, or via fax to (210) 832-3190, this Agreement is deemed revoked by Company.

4.11          Employee may revoke acceptance of this Agreement at any time within seven (7) days after executing the Agreement.  Any revocation must be made in writing and delivered to  Kimberly Wray,  HR Services Director, Clear Channel Management Services, Inc., 200 East Basse Road, San Antonio, Texas 78209, or via fax at (210) 832-3190. Employee understands that, unless revoked as described above, upon expiration of the seven (7) day period, this Agreement automatically shall take effect and become binding upon Employee.

4.12          Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of Employee’s choice, at Employee’s expense, before signing this Agreement.

4.13          Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the Age Discrimination in Employment Act (ADEA) or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state

Exhibit 10.42

discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the foregoing paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Company filed by Employee or by anyone else on Employee’s behalf pertaining to the preceding paragraph.

4.14          Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and subject to the parties’ agreement to arbitrate any and all disputes as previously set forth, Employee expressly consents to the personal jurisdiction and mandatory venue of  the New York state and federal courts for any lawsuit relating to this Agreement.

4.15       Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement.

Exhibit 10.42

4.16       Counterparts:  This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

4.17          Employee represents and certifies that Employee (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in Employee’s best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

ACCEPTED AND AGREED:

[EMPLOYEE NAME]

Date: ___________________________         ______________________________________

                                                                        CLEAR CHANNEL OUTDOOR, INC.

Date: __________________________           By:       ________________________________

                                                                        Name: ________________________________

                                                                        Title:     ________________________________

APPROVED BY LEGAL: